Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights of the Buying Funds” in the Combined Proxy Statement/Prospectus and “Independent Registered Public Accounting Firms” in the Statements of Additional Information and to the incorporation by reference of our reports dated March 26, 2012 with respect to the financial statements and financial highlights of Columbia Portfolio Builder Conservative Fund (currently known as Columbia Conservative Fund), Columbia Portfolio Builder Moderate Conservative Fund, and Columbia Portfolio Builder Moderate Aggressive Fund included in the Annual Reports for the years ended January 31, 2012 incorporated by reference into the Registration Statement (Form N-14) as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 12, 2012